Exhibit 99.1

PRESS RELEASE

November 13, 2018

CLOUD PEAK ENERGY ANNOUNCES ITS ELECTION TO

TERMINATE ITS UNDRAWN CREDIT AGREEMENT

Gillette, Wyo. (BUSINESSWIRE) — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced that Cloud Peak Energy Resources LLC (“CPE Resources”), a wholly owned subsidiary of Cloud Peak Energy Inc., provided PNC Bank, National Association with notice to terminate the Credit Agreement with PNC Bank, National Association, as administrative agent, and a syndicate of lenders, originally dated as of February 21, 2014 (as amended, the “Credit Agreement”).  The termination of the Credit Agreement is effective as of November 15, 2018.

As disclosed in the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2018, the Company has been evaluating potential alternatives with respect to its Credit Agreement to achieve the Company’s business objectives and priorities, including exercising the Company’s right to terminate the Credit Agreement.  As of September 30, 2018, the Credit Agreement availability was reduced to $16.2 million of borrowing capacity based upon the quarterly financial covenant calculations.

As of September 30, 2018, the Company had $109.5 million in cash and cash equivalents.  The Company has no outstanding borrowings or undrawn letters of credit under the Credit Agreement, the Company has not historically used the Credit Agreement as a source of working capital and the Company had no current plans to draw on the Credit Agreement.  The Credit Agreement would have also required CPE Resources to pay over $3.0 million in additional commitment and administrative fees during the remaining term of the Credit Agreement through May 2021, which will now be avoided.

The termination of the Credit Agreement does not result in a default under CPE Resources’ Accounts Receivable Securitization Program (the “A/R Securitization Program”) or the indentures for CPE Resources’ 12.00% second lien senior notes due 2021 or 6.375% senior notes due 2024.  As a result of the termination of the Credit Agreement, the Company will record a non-cash write off of certain deferred financing costs in the amount of approximately $4.1 million.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2017, Cloud Peak Energy sold approximately 58 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,300 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately two percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors. Forward-looking statements may include, for example, statements regarding the potential impact of our termination of our Credit Agreement, future available liquidity and other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition, liquidity and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including our actual future available liquidity, the timing and extent of any sustained recovery of currently depressed coal industry conditions and the impact of ongoing or further depressed industry conditions on our company and other risk factors and cautionary language described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Form 8-K.  Additional factors, events, or uncertainties that may emerge from time to time, or those that we currently deem to be immaterial, could cause our actual results to differ, and it is not possible for us to predict all of them.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Cloud Peak Energy Inc.

Contact:

John Stranak, (720) 566-2932

Investor Relations